Schedule 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities and Exchange Act of 1934

Filed by the Registrant   ☒             Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

THE CHINA FUND, INC.

Payment of Filing Fee (Check the appropriate box:)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transactions applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

THE CHINA FUND, INC.

April 27, 2018

Re: The China Fund, Inc. (the “Fund”)

Dear Stockholders:

I am writing on behalf of the Board of Directors of the Fund regarding the Board’s actions in countering the misstatements and omissions in proxy materials submitted by City of London Investment Management Company Limited (“CLIM”).

It is the Board’s view that these proxy materials not only misled stockholders but that they led to a flawed report and recommendation being issued by Institutional Shareholder Services (“ISS”) which gave credibility to the materials. As many institutional stockholders are bound by company policy to follow ISS recommendations, this essentially magnified the impact of CLIM’s misleading materials.

The Board suggests that stockholders seriously consider the views of another prominent proxy advisor, Glass Lewis, which issued a report strongly in favor of the Board’s position. In its report, Glass Lewis noted that:

If the Dissident wishes to force a replacement of the Fund’s investment advisor, it should identify its preferred replacement rather than simply proposing the termination of the existing manager…we believe stockholders should refrain from supporting the director nominations and the termination proposal brought by the Dissident at this year’s annual meeting. Accordingly, we recommend that shareholders vote FOR both of the board’s nominees and AGAINST the termination proposal.

Given the serious nature of the current situation, the Board concluded that it had a fiduciary obligation to the Fund and to its stockholders, both large and small, to authorize a suit in Federal court to assure that the future of the Fund would be decided only after CLIM had corrected its misleading proxy materials and stockholders had a reasonable opportunity to vote their shares after receiving corrected proxy materials.

Unfortunately, the federal district court where the Board’s suit was brought decided that the Fund had not made a case for the emergency relief it was seeking. The Fund’s legal counsel advised the Board that the court’s decision was not consistent with legal concepts developed by other courts in analyzing allegations of misleading disclosure.

After weighing the same factors considered in bringing the suit, as well as the uncertainty of a favorable outcome in an appeal, the Board concluded that it had a fiduciary obligation to authorize an appeal and that has been filed with the 2nd U.S. Circuit Court of Appeals.

This process necessitated the postponement of the Annual Meeting, now scheduled for May 23rd. The postponements are unfortunate but are part and parcel of the Board’s belief that all stockholders have a right to be fairly treated.

Shortly, before the Fund commenced its suit against CLIM, CLIM sued the Fund in Maryland seeking various orders regarding the Annual Meeting. Although the Maryland court denied CLIM’s request for a preliminary injunction, the Fund has notified the court that the Annual Meeting will be held on May 23 to hold the vote on directors.

The Board recognizes that Fund stockholders are concerned about the expense of the litigation and the delay in holding the Annual Meeting. The Board shares these concerns. It would prefer not to have the delay and not to involve the Fund in litigation, but it felt that its fiduciary obligations dictated otherwise.

The litigation could be brought to an abrupt end and the Annual Meeting held if CLIM simply provided the Fund’s stockholders with additional proxy materials that addressed the misleading (i.e., undisclosed) aspects of the proxy materials it has already disseminated – that CLIM will be able to effectively control any vote on the future of the Fund and what future CLIM sees for the Fund, particularly given its past indications that it was seeking liquidation of the Fund.

The Board made some technical alterations to the Fund’s by-laws. These changes were to make clear in the by-laws the authority of the Board to change the date of the meeting and to move it to a date other than March. These were already authorized under Maryland law and the changes made were simply to clarify the situation.

The Board appreciates the support of the Fund’s stockholders in this unfortunate circumstance. We assure you that we will always be diligent in our fiduciary duty to make certain that all stockholders are treated fairly and have all the information they require to make informed decisions regarding their investment in The China Fund Inc.

Sincerely,

Joe O. Rogers

Chairman